EXHIBIT 10(e)

SEVERANCE PAY AGREEMENT

THIS AGREEMENT dated as of __________, 2001, between THE EMPIRE DISTRICT ELECTRIC COMPANY (the "Company"), a Kansas corporation, having its principal offices at 602 Joplin Street, Joplin, Missouri, and (the "Executive"), residing at ____________.

WITNESSETH:

WHEREAS, the Company, by action of its Board of Directors (the "Board"), has adopted The Empire District Electric Company Change in Control Severance Pay Plan (the "Plan"), under which the Company intends to enter into Severance Pay Agreements with certain key executive officers of the Company or its Subsidiaries; and

WHEREAS, the Executive is currently a duly elected and acting ____________________ of The Empire District Electric Company (herein referred to as the "Employing Company"), and has been designated by the Board as a key executive selected to participate in the Plan, and with whom the Company has been authorized by the Board to enter into this Agreement; and

WHEREAS, the Board has deemed it imperative that the Company be assured of continuity of management in the event of any actual or threatened Change in Control of the Company; and

WHEREAS, the Company desires to reward the Executive for his valuable, dedicated service to the Company and its Subsidiaries should his service be terminated under circumstances hereinafter described,

NOW, THEREFORE, to assure the Company of the Executive’s continued dedication and the availability of his advice and counsel in the event of any such actual or threatened change in control, to induce the Executive to remain in his current position, and to reward the Executive for his valuable, dedicated service to the Company and its Subsidiaries should his service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, the Company and the Executive agree as follows:

1.              Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect through December 31, ____; provided, however, that commencing on January 1, ____ and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further that, if a Change in Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such Change in Control occurred.  All capitalized terms used herein shall have the same meaning, unless otherwise specified, as found in the Plan.

2.              Termination Following a Change in Control of the Company.

(a)  If a Change in Control of the Company occurs during the term of this Agreement, the Executive shall be entitled to (i) the benefits provided in Subsections 3(a) (i), (b) and (c) hereof upon the Executive’s subsequent Involuntary Termination during the term of this Agreement, or (ii) the benefits provided in Subsections 3(a) (ii), (b) and (c) upon the Executive's subsequent Voluntary Termination during the term of this Agreement.

(b)  If the Executive's employment shall be terminated following a Change in Control other than pursuant to Section 2(a), the Employing Company shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and shall provide any benefits to which the Executive may be entitled under any other plan, programs and arrangements of the Company or Employing Company and neither the Company nor the Employing Company shall have any further obligations to him under this Agreement.

(c)  Any Involuntary Termination of the Executive by the Company or the Employing Company, other than an Involuntary Termination at the election of the Executive pursuant to the last paragraph of Section 2.7 of the Plan, shall be communicated by written Notice of Termination by the Company or by the Employing Company to the Executive.  Any Voluntary Termination by the Executive, or Involuntary Termination at the election of the Executive pursuant to the last paragraph of Section 2.7 of the Plan, shall be communicated by written Notice of Termination by the Executive to the Employing Company.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances.

(d)  "Date of Termination" means the date specified in the Notice of Termination, which shall be not more than ninety (90) days after such Notice of Termination is given; provided, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the Termination, the Date of Termination shall be the Date on which the dispute is finally resolved.

3.     Compensation Upon Involuntary Termination or Voluntary Termination.

(a)   If the Executive shall incur an Involuntary Termination or Voluntary Termination, then:

(i)         In the event of the Executive's Involuntary Termination, within thirty (30) days following the Executive's Date of Termination, the Company will pay, or cause the Employing Company to pay, to the Executive as compensation for services rendered to the Company and its Subsidiaries, a lump sum cash amount (subject to any applicable payroll or other taxes required by law to be withheld).  Such cash amount shall be equal to the Executive's Compensation as defined in Section 3.1 of the Plan, multiplied by 36; provided, however, that such payment shall be reduced by the amount paid to the Executive pursuant to any other severance pay policy of the Company and its Subsidiaries.  The number of months represented by such multiple shall be considered the "Incremental Period" for purposes of this Agreement.

(ii)         In the event the Executive elects a Voluntary Termination, the Company will pay, or will cause the Employing Company to pay, to the Executive as compensation for services rendered to the Company and its Subsidiaries, in equal monthly installments, an amount equal to the quotient determined by dividing the lump sum amount calculated pursuant to Subsection (a)(i) above by the number of months in the Incremental Period as defined in (i) above, commencing on the first day of the month following the Date of Termination. Payments under this Subsection (a)(ii) shall cease upon the Executive's subsequent employment, including self-employment in a trade or business in which personal services of the Executive are a material income-producing factor.

(iii)       If any payment or benefit received by or in respect of the Executive under the Plan or any other plan, arrangement or agreement with the Company or any of its Subsidiaries (determined without regard to any additional payments required under this Subsection (a)(iii) and Appendix A of the Plan) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive with respect to such Payment at the time specified in Appendix A of the Plan an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment.  The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A of the Plan.

(b)       Special Retirement Benefits.  In addition to any other benefits the Executive may be legally entitled by contract or pursuant to any plan, program or arrangement, the Executive will be eligible to receive "Special Retirement Benefits" as provided herein, on a monthly basis, so that the total retirement benefit he receives from the Company and its Subsidiaries will equal the total retirement benefit he would have received under The Empire District Electric Company Employees' Retirement Plan (or any successor plan) (the "Retirement Plan") and The Empire District Electric Company Supplemental Executive Retirement Plan (or any successor plan) (the "Supplemental Plan") if he had continued in the employ of the Company and its Subsidiaries for the period from his Termination through the end of the Incremental Period and his age were the age he would have attained as of the last day of the Incremental Period.  The benefits specified in this Subsection (b) will include all ancillary benefits under the Retirement Plan and Supplemental Plan, such as early retirement and surviving spouse death benefit rights and benefits available at retirement.  The amount payable to the Executive or his spouse hereunder shall equal the excess of:

(i)       the benefits that would be paid to the Executive or his spouse, if the Incremental Period is added to his credited service and age under the Retirement Plan and Supplemental Plan, and his earnings during the Incremental Period are based upon his earnings during the year in which his Termination occurs (excluding the cash payment provided in Subsection (a)(i) or (ii)) or, if greater, his earnings at the rate in effect immediately prior to the date of the Change in Control (on an annualized basis) over

(ii)      the benefit that is payable to the Executive or his spouse under the Retirement Plan and Supplemental Plan.

The Special Retirement Benefits are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended (the "Code") and shall be payable solely from the general assets of the Company.  Such benefits shall be payable in the same form as benefits payable under the Retirement Plan.

(c)           Insurance and Other Special Benefits.  The Executive's participation in the life, accident, medical and dental insurance plans, programs and arrangements of the Company and its Subsidiaries provided the Executive immediately prior to the date of the Change in Control, shall be continued by the Company for the Incremental Period or until coverage is available under a new employer's plan providing coverage of the same type, if earlier, and the Executive shall be considered a regular full-time employee of the Employing Company during such period for the purposes of such life, accident, medical and dental insurance plans, programs and arrangements, and the Executive shall continue to be entitled to all benefits and service credit for such plans, programs and arrangements (including meeting any age and service requirements for post-retirement benefits if the Executive would have met such requirements if he had remained in employment with the Employing Company for such period).  Such coverage shall be no less in scope than that provided to the Executive (and covered family members) at the time of the Change in Control.  The Executive shall be required to share the cost of any such coverage with the Employing Company during such period of coverage by continuing to pay the same percentage of the cost of such coverage that the Executive was required to pay at the time of the Change in Control.  If, by reason of the requirements for tax qualification or any other reason, any benefits or service credits under the foregoing plans, programs and arrangements shall not be payable or provided to the Executive or his dependents under such plans, programs and arrangements, the Company shall pay or provide for payment of such benefits and service credit for such benefits to the Executive or his dependents, beneficiaries or estate.

(d)           The obligations of the Company to pay benefits pursuant to this Section 3 upon an Executive's Involuntary or Voluntary Termination during the term of this Agreement shall survive the expiration of the term of this Agreement.

4               Litigation Expenses.  In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of the Plan and this Agreement and the enforcement of the Executive's rights there-under, the Company shall reimburse the Executive for all reasonable costs and expenses relating to such litigation or other proceeding, including his reasonable attorney's fees and expenses. The obligation of the Company under this Section 4 shall survive the Termination for any reason of this Agreement.

5.              Payment Obligations.  The Company's (or Employing Company's) obligation to pay (or cause to be paid to) the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against him or anyone else. All amounts payable by the Company or other Employing Company hereunder shall be paid without notice or demand.  Each and every payment made hereunder by the Company or other Employing Company shall be final and neither the Company nor any of its Subsidiaries will seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

6.              Agreement Binding on Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by express written agreement in form and substance satisfactory to the Executive, to assume and agree to perform and cause to be performed this Agreement in the same manner and to the same extent that the Company would be required to perform and cause it to be performed if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if he incurred an Involuntary Termination, except that for the purposes of implementing the foregoing, effective as of the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Subsection or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.              Effect of Death or Incapacity of Executive on Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If he should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

8.              Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company (or the Employing Company), addressed to:

The Empire District Electric Company
602 Joplin Street
Joplin, Missouri 64801
Attention: Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.             Miscellaneous.  Nothing in this Agreement shall give the Executive the right to be retained in the employment of the Employing Company or affect the right of the Employing Company to dismiss the Executive.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.

10.           Amendment.  This Agreement may not be amended without the prior written consent of the Company and the Executive.

11.           Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.           Prior Agreements Superseded.  This Agreement supersedes any Severance Pay Agreement previously entered into between the Company and the Executive pursuant to the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above set forth.

THE EMPIRE DISTRICT ELECTRIC COMPANY
on behalf of itself and the
Employing Company, if
any, specified above

By: